Ex. 99.28(h)(11)(viii)

SEVENTH AMENDMENT TO MASTER FUND PARTICIPATION AGREEMENT

This Seventh Amendment, effective as of September 1, 2023, amends the Master Fund Participation Agreement (the “Agreement”) dated the 1st day of May, 2010, among JACKSON NATIONAL LIFE INSURANCE COMPANY ("Insurance Company"), on behalf of itself and certain of its separate accounts; JNL SERIES TRUST (“Trust”), an open-end investment company organized under the laws of the Commonwealth of Massachusetts; AMERICAN FUNDS INSURANCE SERIES (“Series”), an open-end management investment company organized under the laws of the Commonwealth of Massachusetts; and CAPITAL RESEARCH AND MANAGEMENT COMPANY (“CRMC”), a corporation organized under the laws of the State of Delaware. All capitalized terms used herein and not otherwise defined shall have the meaning ascribed such terms in the Agreement.

WHEREAS, the Agreement pertains to the relationship of the parties hereto with respect to multi-manager variable annuity contracts and/or variable life policies; and

WHEREAS, the parties desire to amend timing of the payment of redemptions in section 6(a)(iii) of the Agreement.

NOW, THEREFORE, in consideration of the foregoing and of mutual covenants and conditions set forth herein and for other good and valuable consideration, the Insurance Company, the Trust, the Series, and CRMC, hereby agree as follows:

Section 6(a)(iii) in the Agreement is deleted and restated in its entirety as follows:

iii)
Redemptions.  Aggregate orders for redemption of shares of the Master Funds will be paid in cash and wired from the Master Funds' custodial account to an account designated by the Trust.  Pursuant to paragraph 6(a)(ii)of the Agreement, (i) for orders received by the Transfer Agent by the 8:00 a.m. Eastern Time deadline, Transfer Agent will initiate payment by wire to the Trust or its designee of proceeds of such redemptions one Business Day following the Trade Date (T+1), and (ii) for orders received after the 8:00 a.m. Eastern Time deadline, the Transfer Agent will initiate payment by wire to the Trust or its designee of proceeds of such redemptions two Business Days following the Trade Date (T+2).

Except as expressly supplemented, amended or consented to hereby, all of the representations and conditions of the Agreement will remain unamended and will continue to be in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of effective as of the date first above written.

Insurance Company
(on behalf of itself and each Account)

By: /s/ Carrie Chelko
Its: General Counsel

The Trust

By: /s/ Kelly L. Crosser
Its: Assistant Secretary

American Funds Insurance Series

By: /s/ Greg Niland
Its: Treasurer & Principal Financial Officer

Capital Research and Management Company

By: /s/ Michael Triessl
Its: Authorized Signatory